Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Consolidated Graphics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-87192, 333-13737, 333-66019, 333-121201, 333-151803, and 333-186500) on Form S-8 of Consolidated Graphics, Inc. of our reports dated May 28, 2013, with respect to the consolidated balance sheets of Consolidated Graphics, Inc. as of March 31, 2013 and 2012, and the related consolidated income statements, statements of comprehensive income, statements of shareholders’ equity, and statements of cash flows for each of the years in the three-year period ended March 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2013, which reports appear in the March 31, 2013 annual report on Form 10-K of Consolidated Graphics, Inc.

/s/ KPMG LLP

Houston, Texas
May 28, 2013